NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2022
SECOND QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (July 22, 2022) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter financial results for 2022, reporting net income of $41.0 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending June 30, 2022, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 3.72%, the daily average of the Secured Overnight Financing Rate for the second quarter of 2022 plus 300 basis points. The dividend, based on average stock outstanding for the second quarter of 2022, will be paid on August 2, 2022. As always, dividends remain at the discretion of the board.

“Advances activity increased in the second quarter as demand for wholesale funding by our members picked up significantly. The Bank experienced year-over-year gains in net income, net interest income, and net interest spread,” said FHLBank Boston President and CEO Timothy J. Barrett. “The Bank’s balance sheet remains strong, and we continue to maintain our focus of providing liquidity and funding to our members and supporting affordable housing and economic development.”

Second Quarter 2022 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, financial markets and, in particular, by members' demand for advances. During the second quarter of 2022, the Federal Open Market Committee (FOMC) raised the target range for the federal funds rate to between 150 and 175 basis points. Additionally, the Bank experienced a sharp increase in demand for advances from our members during the quarter ended June 30, 2022.

Net income for the quarter ending June 30, 2022, was $41.0 million, compared with net income of $6.2 million for the same period in 2021, the result of a $26.3 million increase in net interest income after provision for credit losses and a decrease of $14.3 million in net unrealized losses on trading securities. These results led to a $4.6 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $5.5 million to the Affordable Housing Program for the quarter ending June 30, 2022.

Net interest income after provision for credit losses for the three months ended June 30, 2022, was $69.4 million, compared with $43.1 million for the same period in 2021. The $26.3 million increase in net interest income after provision for credit losses was driven by growth in our advances and investments portfolios, as well as an increase in yields in the quarter ended June 30, 2022. As a result, net interest spread was 0.52% for the quarter ended June 30, 2022, an increase of 8 basis points from the same period in 2021, and net interest margin was 0.60%, an increase of 12 basis points from the same period in 2021.

June 30, 2022 Balance-Sheet Highlights

Total assets increased $29.5 billion, or 90.7%, to $62.1 billion at June 30, 2022, up from $32.5 billion at year-end 2021. During the six months ended June 30, 2022, advances increased $18.0 billion, or 145.7%, to $30.3 billion, compared with $12.3 billion at year-end 2021. The significant increase in advances was concentrated in variable-rate advances and short-term fixed-rate advances, reflecting rising demand for wholesale funding at member institutions.

Total investments were $28.3 billion at June 30, 2022, up from $16.4 billion at December 31, 2021, with most of the increase concentrated in short term investments that support liquidity needs resulting from higher demand for advances. Investments in mortgage loans totaled $2.9 billion at June 30, 2022, a decrease of $222.8 million from year-end 2021 as paydowns continued to outpace new purchases in a challenging mortgage refinance market.

GAAP capital at June 30, 2022, was $2.9 billion, an increase of $417.0 million from $2.5 billion at year-end 2021. During the first half of 2022, capital stock increased by $603.6 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.6 billion at June 30, 2022, an increase of $58.8 million, or 3.8%, from December 31, 2021. Of this amount, restricted retained earnings(1) totaled $376.6 million at June 30, 2022. Due to the increase in the average balance of consolidated obligations during the quarter ended June 30, 2022, we contributed $8.2 million of second quarter 2022 net income to restricted retained earnings. Accumulated other comprehensive loss totaled $216.4 million at June 30, 2022, a decrease of $245.4 million, from accumulated other comprehensive income of $29.0 million at December 31, 2021, mainly attributable to valuation losses from investment securities as interest rates rose sharply during the first half of 2022.

The Bank was in compliance with all regulatory capital ratios at June 30, 2022, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at March 31, 2022.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	6/30/2022	3/31/2022	12/31/2021
ASSETS
Cash and due from banks	$65,965	$202,883	$204,993
Advances	30,318,486	11,816,428	12,340,020
Investments (3)	28,254,534	16,849,318	16,372,499
Mortgage loans held for portfolio, net	2,897,373	2,998,682	3,120,159
Other assets	527,636	528,351	507,621
Total assets	$62,063,994	$32,395,662	$32,545,292

LIABILITIES
Consolidated obligations, net	$57,817,835	$28,949,436	$28,888,352
Deposits	1,066,459	803,383	884,032
Other liabilities	231,688	231,056	241,897

CAPITAL
Class B capital stock	1,557,243	929,482	953,638
Retained earnings - unrestricted	1,230,558	1,202,685	1,179,986
Retained earnings - restricted (1)	376,620	368,420	368,420
Total retained earnings	1,607,178	1,571,105	1,548,406
Accumulated other comprehensive (loss) income	(216,409)	(88,800)	28,967
Total capital	2,948,012	2,411,787	2,531,011
Total liabilities and capital	$62,063,994	$32,395,662	$32,545,292

Total regulatory capital-to-assets ratio	5.1%	7.8%	7.7%
Ratio of market value of equity (MVE) to par value of capital stock (4)	189%	251%	253%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021

Total interest income	$174,401	$103,443	$97,743	$277,844	$222,057
Total interest expense	105,084	44,601	54,422	149,685	118,478
Net interest income	69,317	58,842	43,321	128,159	103,579
Net interest income after provision for credit losses	69,416	58,942	43,122	128,358	104,606
Net losses on trading securities	(252)	(635)	(14,599)	(887)	(29,442)
Other income	4,070	1,701	1,495	5,771	575
Operating expense	17,022	17,658	16,473	34,680	32,563
Other expense	10,645	11,415	6,704	22,060	13,127
AHP assessment	4,567	3,100	687	7,667	3,010
Net income	$41,000	$27,835	$6,154	$68,835	$27,039

Performance Ratios: (5)
Return on average assets	0.35%	0.35%	0.07%	0.35%	0.15%
Return on average equity (6)	6.13%	4.50%	0.92%	5.35%	2.01%
Net interest spread	0.52%	0.70%	0.44%	0.59%	0.53%
Net interest margin	0.60%	0.74%	0.48%	0.66%	0.58%

(1)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2021 Annual Report.
(2)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 18, 2022 (the 2021 Annual Report).
(3)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2021 Annual Report.
(5)    Yields for quarterly periods are annualized.
(6)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive income, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the effects of COVID-19 and the emerging variants of the virus that causes COVID-19 on regulatory developments, economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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